Execution Copy

EXHIBIT 10.67

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Amended Agreement”) made as of May 29, 2008, by and between NationsHealth, Inc., a Delaware corporation (the “Company”), and Lewis Stone (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company wishes to employ the Executive as Executive Vice President of Corporate Development, on the terms and conditions set forth in this Amended Agreement; and

WHEREAS, the Executive is willing to accept such employment on such terms and conditions;

WHEREAS, this Amended Agreement supersedes and replaces the Employment Agreement dated March 9, 2004 between Executive and the Company (“the Original Agreement”), the Company’s obligations thereunder having been satisfied by the Parties’ agreements set forth in the Settlement Agreement and General Release of May 29, 2008 (“the Settlement Agreement”);

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations and covenants herein contained, the parties hereto agree as follows:

1. SCOPE OF EMPLOYMENT

The Company hereby agrees to employ the Executive upon the terms and conditions herein set forth and to perform such executive duties as may be determined and assigned to him by the Chief Executive Officer (“CEO”) or the Board of Directors of the Company (the “Board”). The Executive hereby accepts such employment, subject to the terms and conditions herein set forth. The Executive shall have the title of Executive Vice President of Corporate Development, and shall report to the CEO of the Company. While serving as Executive Vice President of Corporate Development, the Executive shall have the customary duties and powers of such position. Executive shall not be employed by any other organization during the term of this Amended Agreement.

2. TERM

(a) The term of Executive’s employment under this Amended Agreement shall be for two (2) years. Such term shall be extended at the end of such two-year period on an annual basis, unless terminated by either party upon the provision of no less than sixty (60) days notice of an intent not to renew the contract. The Effective Date shall be May 29, 2008 (the “Effective Date”). The term may be terminated earlier than described above in the following circumstance:

(i) By the Company for Cause (as hereinafter defined);

(ii) By the Company for other than Cause. For purposes hereof, Executive shall be deemed terminated by the Company for other than Cause if he terminates employment for Good Reason (as hereinafter defined);

(iii) In the event of the Company’s dissolution or liquidation;

(iv) By the Executive for any reason;

(v) In the event of the death of the Executive; or

(vi) In the event of the Disability (as hereinafter defined) of Executive.

(b) For purposes hereof, “Cause” shall mean, and be limited to any of the following that is reasonably determined by the Board, to be substantially detrimental to the business or reputation of the Company: (i) the Executive’s willful commission of acts of dishonesty in connection with any position held by him with the Company, (ii) the Executive’s willful failure or refusal to perform the essential duties of his position, or (iii) conviction of a felony or engaging in illegal conduct. If a ground for termination under this Section 2(b) is amenable to cure, the Company shall provide the Executive with written notice describing the nature of the ground for termination. If the Executive cures same within thirty (30) days after receiving such notice, there shall be no termination for Cause.

(c) For purposes hereof, the term “Good Reason” shall mean the occurrence of any one or more of the following events unless Executive specifically agrees in writing that such event shall not be Good Reason:

(i) the assignment to Executive by the Board or other officers or representatives of Company of duties materially inconsistent with the duties associated with the position described in Section 1;

(ii) a material change in the nature or scope of Executive’s authority from those applicable to him as Executive Vice President of Corporate Development;

(iii) the occurrence of material acts or conduct on the part of Company or its officers and representatives which have as their purpose forcing the resignation of Executive or preventing him from performing his duties and responsibilities pursuant to this Amended Agreement;

(iv) a material breach by Company of any material provision of this Amended Agreement, provided that failure of Company to pay any amount, or to provide any benefit, pursuant to the provision of Sections 3 and 4 hereof shall be deemed to be a material breach by Company of a material provision of this Amended Agreement and shall provide Executive the right to terminate his employment under this Amended Agreement at any time after the Executive provides the Company with written notice describing the material breach; provided, however, the Company shall have thirty (30) days to cure such breach and if the Company cures the same within thirty (30) days after receiving such notice, there shall be no termination for Good Reason; or

(v) on or after a Change of Control, requiring Executive to be principally based at any office or location more than forty-five (45) miles from the current offices of the Company in Sunrise, Florida.

(d) For purposes hereof, the term “Disability” shall mean the inability of the Executive, due to illness, accident or any other physical or mental incapacity, to perform his duties in a normal manner for (i) a period of four (4) consecutive months or (ii) six (6) months (with each month being composed of thirty-one (31) consecutive days) during any twelve (12) consecutive month period.

3. COMPENSATION

(a) Annual Salary. The Company agrees to pay the Executive, and the Executive agrees to accept, in payment for services to be rendered by the Executive hereunder, a minimum base salary of $200,000 per annum (the “Annual Salary”) effective with the Company’s payroll period beginning May 16, 2008. For the period between May 16, 2008 and May 15, 2009, the Annual Salary shall be paid in four (4) equal installments of $50,000 on March 31, 2009, April 15, 2009, April 30, 2009, and May 15, 2009. The Annual Salary for payroll periods beginning May 16, 2009 shall be payable in equal periodic installments in accordance with the Company’s normal payroll practices, not less frequently than monthly, less such sums as may be required to be deducted or withheld under the provisions of federal, state or local law. The Company agrees to review the Annual Salary on or around January 1st of each calendar year (or such other time as the Company and Executive mutually agree); provided, however, that no such adjustment shall be effective to reduce the Annual Salary below the above-stated levels.

(b) Discretionary Bonus. The Executive shall be eligible for bonuses and equity awards in the sole discretion of the Company.

4. FRINGE BENEFITS, REIMBURSEMENT OF EXPENSES, ETC.

(a) The Executive shall be entitled to paid vacation, holidays and sick leave benefits in accordance with the Company’s policies for executive employees.

(b) The Executive and/or his family shall be entitled to medical and Disability insurance from the Company in accordance with the Company’s policies for employees. Such coverage shall be paid for by the Company. If this Amended Agreement is terminated (x) by the Executive for Good Reason or Disability or (y) by the Company for other than Cause, the Company and any of its successors and assigns shall provide to Executive similar medical coverage to that described above, at the expense of the Company during the period that the Executive or his beneficiaries are eligible to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

(c) The Company agrees to pay up to $10,000 per year toward premiums or to reimburse Executive for premiums for life or Disability insurance, as directed by the Executive.

(d) The Company agrees to pay, or promptly reimburse the Executive for, all reasonable expenses (including, without limitation, any costs of private counsel or investigators, incurred in connection with representation of Executive relating to audits, inquiries, regulatory reviews or any similar matters of the Company); provided, however, that the Executive furnishes appropriate documentation for such expenses in accordance with the Company’s practices and procedures.

(e) Executive shall be entitled to participate in those retirement plans, both defined contribution and defined benefit, qualified and non-qualified, as are then currently available to the Company’s executive employees and such new retirement plans, if any, as may be adopted by the Company from time to time.

5. TERMINATION BENEFITS

In addition to the benefits described under the Amended Agreement that survive the termination of the Amended Agreement, the following benefits will be paid on account of the termination of the Amended Agreement for the following reasons:

(a) Upon termination of this Amended Agreement by the Company for Cause pursuant to Section 2(a)(i), or by the Executive for other than Good Reason or upon the Executive’s death, the Company shall pay to Executive (x) immediately after the date of termination an amount equal to the sum of Executive’s accrued base salary and any bonus amount earned but not yet paid and (y) the Severance Benefits (as defined in the Settlement Agreement) will continue under the same payment terms as described in Paragraph 1(a) of the Settlement Agreement.

(b) Upon termination of this Amended Agreement (x) by the Company for other than Cause or (y) by the Executive for Good Reason or Disability, then:

(i) the Company shall pay to Executive or his beneficiaries, as the case may be, immediately after the Date of Termination an amount which is equal to the Executive’s then-Annual Salary for a period of three (3) months;

(ii) the Company shall pay for the Executive in the event of Disability (after termination of the Amended Agreement under this section), medical insurance during the period the Executive’s spouse (and children), or the Executive, as the case may be, is eligible to receive benefits under COBRA;

(iii) the Company shall fully vest any stock options or restricted stock previously granted to the Executive;

(iv) the Company shall pay, within thirty (30) days of the date of termination, a lump-sum payment equivalent to the amount of any unpaid portion of the Severance Benefits (as defined in the Settlement Agreement); and

(v) the Executive (or his spouse, in the event of his permanent Disability that affects his ability to so elect) shall have the right to require the Company to purchase from the Executive a number of shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), owned by the Executive or by any entity in which the Executive has an equity or ownership interest, worth up to $3,000,000. Such Common Stock shall be valued as of the close of business on the day prior to the date the Executive or his spouse delivers a notice to the Company in writing (a “Put Notice”) of his decision to require the Company to purchase such Common Stock. The Executive or his spouse (in the event of his Disability) shall have up to 21 days following the termination of this Amended Agreement to deliver the Put Notice to the Company. Subject to the fifth sentence of this paragraph, within 30 days of receiving the Put Notice, the Company shall pay Executive or his spouse the proceeds from the purchase of the shares of Common Stock specified in the Put Notice, up to a maximum of $3,000,000. To the extent Glenn M. Parker, M.D. (a “Co-Executive”) delivers a Put Notice at the same time as Executive, the Company shall have the right to pay the funds due hereunder over two years in equal amounts each year pro rata among the Executive and any Co-Executive based on the number of shares of Common Stock specified in each Put Notice; provided, however, that the Company shall not have such right to delay the payment of such funds in any succeeding year or years if the Company elects to sell the shares of Common Stock as set forth in the succeeding sentence. In lieu of a cash payment, the Company shall have the option of causing the shares specified in a Put Notice to be sold, as promptly as is reasonably practicable, pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), in which the shares shall be included, or pursuant to an exemption from the registration requirements of the Securities Act, in either case with the funds being remitted to the Executive on the close of such sale (provided, further, that (x) the Executive shall receive at least $3,000,000 from such sale and (y) any sale pursuant to a registration statement shall not count as a “Demand Registration” pursuant to that certain Registration Rights Agreement (the “Registration Rights Agreement”), dated as of the date hereof by and among the Company, RGGPLS Holding, Inc., a Florida corporation (“RGGPLS”), GRH Holdings, L.L.C., a Florida limited liability company, and Becton, Dickinson and Company, a New Jersey corporation). The Company agrees and acknowledges that the Executive shall have the right to require the Company to purchase shares of Common Stock from him hereunder without regard to the limitations set forth in Section 2.4 of the Registration Rights Agreement.

(c) For purposes of this Amended Agreement, a “Change in Control” means any of the following events:

(i) any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), other than RGGPLS, a subsidiary of the Company or any employee benefit plan (or any related trust) of the Company or a subsidiary of the Company, becomes, after the Effective Time the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the Common Stock;

(ii) individuals who constitute the Board as of the Effective Time (the “Incumbent Board”), cease for any reason to constitute a majority of the members of the Board (except that any individual who becomes a director after the Effective Time, whose election by the Company’s stockholders was approved by a majority of the members of the Incumbent Board shall be considered as through such individual were a member of the Incumbent Board); or

(iii) approval by the stockholders of the Company of either of the following:

(1) a merger, reorganization, consolidation, business combination or similar transaction (any of the foregoing, a “Merger”) as a result of which the persons who were the respective beneficial owners of the outstanding Common Stock immediately before such Merger are not expected to beneficially own, immediately after such Merger, directly or indirectly, more than 50% of the common stock and the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Merger in substantially the same proportions as immediately before such Merger, or

(2) a plan of liquidation of the Company or a plan or agreement for the sale or other disposition of all or substantially all of the assets of the Company.

(iv) Notwithstanding the foregoing, there shall not be a Change in Control if, in advance of such event, Executive agrees in writing that such event shall not constitute a Change in Control.

(d) The Company’s obligations under this Section 5 shall survive termination of this Amended Agreement.

(e) Upon termination of this Amended Agreement by (i) the Company for Cause pursuant to Section 2(a)(i) or the Executive’s death, or (ii) by the Executive for other than Good Reason (e.g., a voluntary termination by the Executive) and there remains any unpaid balance of the Severance Benefits (as defined in the Settlement Agreement), then Executive (or his spouse in the event of Executive’s death) shall have the right to deliver a Put Notice pursuant to Section 5(b)(v) on the same terms and conditions as described in Section 5(b)(v) for a period of 21 days following an event described in Section 5(e)(i-ii).

(f) Notwithstanding the foregoing, to the extent necessary to comply with the requirements of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”), if the Executive is a “specified employee” (as defined below) at the time of his termination, the remaining Severance Payments and any other payments subject to Section 409A shall be made immediately after the date which is six (6) months after the date of Executive’s termination of employment (or, if earlier, the date of his death). For the purpose of the preceding sentence, a “specified employee” shall have the meaning set forth in Section 1.409A-1(i) of the Final Regulations under Section 409A of the Code.

6. ENTIRE AGREEMENT

This Amended Agreement contains the entire understanding between the parties hereto and supersede all other oral and written agreements or understandings between them, except for the Settlement Agreement. With the exception of the Settlement Agreement, all previous oral or written agreements between the parties hereto, including without limitation the Original Agreement, shall be deemed to have been completely fulfilled by both parties and shall be superseded by this Amended Agreement. No modification or addition hereto or waiver or cancellation of any provision shall be valid except by a writing signed by the party to be charged therewith.

7. SUCCESSORS AND ASSIGNS

This Amended Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their heirs, successors, assigns and personal representatives. As used herein, the successors of the Company shall include, but not be limited to, any successor by way of merger, consolidation, sale of all or substantially all of its assets, or similar reorganization. In no event may Executive assign any duties or obligations under this Amended Agreement. It is expressly agreed for purposes of this Amended Agreement that the spouse and children of Executive shall be third-party beneficiaries of Executive under this Amended Agreement and shall be entitled to enforce the rights of Executive hereunder in the event of Executive’s death or Disability.

8. CONTROLLING LAW

The validity and construction of this Amended Agreement or of any of its provisions shall be determined under the laws of Florida, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than Florida. The invalidity or unenforceability of any provision of this Amended Agreement shall not affect or limit the validity and enforceability of the other provisions hereof.

9. COUNTERPARTS

This Amended Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

10. HEADINGS

The headings herein are inserted only as a matter of convenience and reference, and in no way define, limit or describe the scope of this Amended Agreement or the intent of any provisions thereof.

11. INDEMNIFICATION. The Company shall indemnify and hold Executive harmless from and against all claims, investigations, actions, awards and judgments, including costs and attorneys’ fees, incurred by Executive in connection with acts or decisions made by Executive in good faith in his capacity as either a director or as an officer of the Company, so long as Executive reasonably believed that the acts or decisions were in the best interests of the Company. The Company further agrees to retain and pay the fees and costs of counsel selected by Executive to represent him in any action or proceeding covered by this indemnification. The Company shall not settle any claim or action or pay any award or judgment against Executive without Executive’s prior written consent, which shall not be unreasonably withheld. The Company may obtain coverage for Executive under an insurance policy covering the directors and officers of the Company against claims set forth herein if such coverage is possible at a reasonable cost, provided, however, it is understood and agreed that the Company’s obligation to indemnify Executive as set forth in this Section 11 shall not be affected by the Company’s ability or inability to obtain insurance coverage.

12. SAVINGS PROVISION. If any provision of the Amended Agreement would cause Executive to incur any additional tax or interest under Section 409A or any regulations or Treasury guidance promulgated thereunder, the Company shall, after consulting with and receiving Executive’s approval (which shall not be unreasonably withheld) reform such provision; provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to Executive of the applicable provision without violating the provisions of Section 409A. Notwithstanding the foregoing, the Executive shall have sole responsibility for any taxes or interest incurred as a result of 409A.

IN WITNESS WHEREOF, the parties have duly executed this Amended Agreement as of the date and year first above written.

WITNESS:	NATIONSHEALTH INC.
	By:	/s/ Glenn M. Parker

Glenn M. Parker, M.D. Chief Executive Officer
WITNESS:
	By:	/s/ Lewis P. Stone

Lewis P. Stone